Exhibit 99.1

Press Release	For Further Information: R. Troy Dewar, CFA Director, Investor Relations (203) 740-5610 tdewar@photronics.com

Photronics Reports Fourth Quarter Fiscal 2018 Results

•	Fourth quarter 2018 revenue was a record $144.7 million, up 20% year-over-year and 6% sequentially

•	Record FPD revenue of $33.8 million on strong high-end AMOLED demand

•	Full-year 2018 revenue was a record $535.3 million, up 19% over the previous year

•	Net income attributable to Photronics, Inc. shareholders was $12.5 million, or $0.18 per diluted share

•	Cash balance was $329 million, with strong operating cash flow of $43.6 million and capex of $28.2 million

•	Returned $16.3 million to shareholders through share repurchase program

•	First quarter 2019 guidance: revenue between $120 and $130 million with diluted EPS between $0.01 and $0.07

BROOKFIELD, Conn. December 12, 2018 (GLOBE NEWSWIRE) — Photronics, Inc. (NASDAQ:PLAB), a worldwide leader in supplying innovative imaging technology solutions for the global electronics industry, today reported financial results for its fiscal 2018 fourth quarter ended October 31, 2018.

Fourth quarter revenue was a record $144.7 million, improving 20% compared with the same quarter last year and 6% compared with the previous quarter. Integrated circuit (IC) revenue was $110.9 million, up 15% compared with last year and 3% sequentially. Flat panel display (FPD) revenue was a record $33.8 million, up 36% compared with last year and 16% sequentially.

Net income attributable to Photronics, Inc. shareholders was $12.5 million ($0.18 per diluted share), compared with $5.4 million ($0.08 per diluted share) for the fourth quarter of 2017 and $13.0 million ($0.18 per diluted share) for the third quarter of 2018. Results for the third quarter of 2018 included a $2 million one-time tax benefit ($0.01 per diluted share).

"We achieved record revenue during the fourth quarter, with growth in both IC and FPD, as mask demand remained strong and we continued to benefit from our successful repositioning of the business,” said Peter Kirlin, chief executive officer. “Record revenue in FPD was accomplished through growth in high-end AMOLED, strong demand in Korea and solid demand in China. Within IC, high-end memory increased sequentially while high-end logic decreased as our customers experienced softening demand in their end markets. While revenue increased, margins were slightly down due to tool relocation expenses, startup costs in China, and shifts in product mix. We believe all of these are temporary and margins should improve as high-end IC strengthens and our China startup is complete. Despite lower margins, we generated strong cash from operations and were able to defer some capex payments into the first quarter, maintaining a high cash balance. We are well positioned heading into 2019 to ramp our China factories and continue with the next phase of profitable growth.”

First Quarter 2019 Guidance

For the first quarter of 2019, Photronics expects revenue to be between $120 million and $130 million, and net income attributable to Photronics, Inc. shareholders to be between $0.01 and $0.07 per diluted share.

Conference Call

A conference call to discuss these results is scheduled for 8:30 a.m. Eastern time on Wednesday, December 12, 2018. The call can be accessed by logging onto Photronics' web site at www.photronics.com.  The live dial-in number is (877) 377-7095 or (408) 774-4601 outside of the United States and Canada. The call will be archived on Photronics’ web site for instant replay access.

About Photronics

Photronics is a leading worldwide manufacturer of photomasks. Photomasks are high precision quartz plates that contain microscopic images of electronic circuits. A key element in the manufacture of semiconductors and flat panel displays, photomasks are used to transfer circuit patterns onto semiconductor wafers and flat panel display substrates during the fabrication of integrated circuits, a variety of flat panel displays and, to a lesser extent, other types of electrical and optical components. They are produced in accordance with product designs provided by customers at strategically located manufacturing facilities in Asia, Europe, and North America. Additional information on the Company can be accessed at www.photronics.com

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements made by or on behalf of Photronics, Inc. and its subsidiaries (the Company). The forward-looking statements contained in this press release and other parts of Photronics’ web site involve risks and uncertainties that may affect the Company’s operations, markets, products, services, prices, and other factors. These risks and uncertainties include, but are not limited to, economic, competitive, legal, governmental, political, and technological factors as well as decisions we may make in the future regarding our business, capital structure and other matters. These forward-looking statements generally can be identified by phrases such as “believes”, “expects”, “anticipates”, “plans”, “projects”, and similar expressions.  Accordingly, there is no assurance that the Company’s expectations will be realized. For a fuller discussion of the factors that may affect the Company's operations, see "Forward Looking Statements" in the Company's Quarterly and Annual Reports to the Securities and Exchange Commission on Forms 10-Q and 10-K. The Company assumes no obligation to provide revisions to any forward-looking statements.

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